Exhibit 3.34

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:30 AM 12/17/2001 010646638 — 3067897
RESTATED
CERTIFICATE OF INCORPORATION
OF
CORECOMM HOLDCO, INC.
     The undersigned, Richard J. Lubasch, certifies that he is the Senior Vice President of CoreComm Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”); and does hereby further certify as follows:
(1)	The name of the Corporation is CoreComm Holdco, Inc., and each of the original Certificate of Incorporation of the Corporation and the Certificate of Domestication of the Corporation was filed with the Secretary of State of the State of Delaware on July 9, 1999, under the name CoreComm Ohio Limited.

(2)	This Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the sole stockholder in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

(3)	This Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

(4)	The text of the Restated Certificate of Incorporation of the Corporation as, amended hereby is restated to read in its entirety, as follows:
ARTICLE I
NAME OF THE CORPORATION
     The name of this corporation is CoreComm Holdco, Inc. (hereinafter, the “Corporation’’).

ARTICLE II
ADDRESS; REGISTERED AGENT
     The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Kent County, Delaware 19901. The name of its registered agent at that address is National Registered Agents, Inc.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
ARTICLE IV
CAPITAL STOCK
     Part A. Authorized Capital. The total number of shares of capital stock which the Corporation shall have the authority to issue is two hundred sixty million (260,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0,01 per share (the “Preferred Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the GCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor. The designation, relative rights, preferences and limitations of the shares of each class are as follows:
     Part B. Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) without further action by the Corporation’s stockholders, subject to the provisions of this Article IV and to the limitations prescribed by law, to authorize the issuance from time to time in one or more classes or series of any number of shares; provided that the aggregate number of shares issued and not canceled of any and all such classes and series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive class or serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of

Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each class or series of shares of Preferred Stock: (a) may have such voting powers; full or limited, including the right to elect one or more directors of the Corporation (the “Directors”), or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference so, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of, the assets of the Corporation; (e) may be made convertible into or exercisable or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or series of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such class or series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such class or series or of any other class or series) and/or upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of this Restated Certificate of Incorporation of the Corporation or the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Part B; provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in this Restated Certificate of Incorporation of the Corporation or in the resolution or resolutions providing for the issue of such Preferred Stock. The term “facts” as used in the immediately preceding sentence shall have the meaning given to it in Section 151(a) of the GCL. Shares of Preferred Stock of any class or series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible, exercisable or exchangeable, have been converted into, or exercised or exchanged for, shares of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock of the same class or series and may be reissued as a part of the class or series of which they were originally apart or may be reclassified and reissued as part of a new class or series of shares of

Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other class or series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any class or series of shares of Preferred Stock.
     Part C. Series A Junior Participating Preferred Stock.
               Section 1. Designation and Amount. The shares of this series of Preferred Stock, par value $0.01 per share, shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be one million (1,000,000).
               Section 2. Dividends and Distributions.
          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind), of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time on or after December 17, 2001 (the “Rights Declaration Date”), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
               Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
          (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the holders of Common Stock.
          (C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, whether or not consecutive, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”), which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During the continuation of a default period, all holders of Preferred Stock (who have a similar provision in the Certificate of Designation governing their terms, including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, whether or not consecutive, voting as a class, irrespective of class or series, shall have the right to elect two (2) Directors to the Board of Directors. If a holder is otherwise entitled to elect one or more Directors to the Board Directors, but is subject to an aggregate limit on the number of Directors to be elected by such holder pursuant to contract or otherwise, this provision is subject to such aggregate limit and shall not be construed to increase the number of Directors such holder is otherwise entitled to elect.
     (ii) During the continuation of a default period, such voting tight of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during the continuation of a default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors during the continuation of a default period, the number of Directors shall not be increased or decreased, except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.
     (iii) Unless the holders of Preferred Stock shall, during the continuation of a default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of class or series, may request, the calling of a special meeting of the holders of Preferred Stock who have a similar provision in the Certificate of Designation governing their terms, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each such holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock who have a similar provision in the Certificate of Designation governing their terms. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
     (iv) During the continuation of a default period, the holders of Common Stock, and other classes or series of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock who have a similar provision in the Certificate of Designation governing their terms shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period and (y) any vacancy in the

Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of this foregoing sentence.
     (v) Immediately upon the expiration of a default period, the (x) right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) term of any Directors elected by the holders of Preferred Stock as a class shall terminate and (z) number of Directors shall be such number as may be provided for in the Certificate of Incorporation of the Corporation or By-laws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation of the Corporation or By-laws of the Corporation) Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.
          (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
               Section 4. Certain Restrictions.
     Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
          (A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
          (B) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
          (C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution of winding up) with the Series A Junior Participating Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; and
          (D) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective classes and series, shall determine in good faith will result in fair and equitable treatment among the respective classes and series.
               Sections. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new class or series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
               Section 6. Liquidation, Dissolution or Winding Up.
          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $1 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference’’). Following the payment of the full amount of the Series A Liquidation. Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph C below) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes or series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
          (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
           Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind) as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
          Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other classes or series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such classes or series shall expressly provide otherwise.
           Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, this Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
          Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.
     Part D. Common Stock. Except as otherwise provided by the GCL or this Restated Certificate of Incorporation of the Corporation and subject to the rights of holders of any class or series of Preferred Stock, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary), or otherwise and, are subject to all the powers, designations, preferences, rights and qualifications, limitations or restrictions of any class or series of Preferred Stock as provided in this Restated Certificate of Incorporation of the Corporation or in any resolution or resolutions adopted by the Board of Directors providing for the issue of any class or series of shares of Preferred Stock. No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation. Except as otherwise provided by the GCL or this Restated Certificate of Incorporation of the Corporation and subject to the rights of holders of any class or series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation of the Corporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation of the Corporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the GCL. The holders of shares of Common Stock shall not have cumulative voting rights. Subject to law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.
ARTICLE V
BOARD OF DIRECTORS
     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation of the Corporation, and any By-laws of the Corporation adopted by the stockholders; provided, however, that no By-laws of the Corporation hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such By-Laws of the Corporation had not been adopted. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-laws of the Corporation. The number of Directors shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The term of the Initial Class I Directors shall terminate on the date of the 2002 annual meeting of stockholders; the term of the initial Class II Directors shall terminate on the date of the 2003 annual meeting of stockholders and the term of the initial Class III Directors shall terminate on the date of the 2004 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2002, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which such Director’s term expires and until such Director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such Director shall have been elected. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation of the Corporation or in any resolution or resolutions adopted by the Board of Directors providing for the issue of any class or series of Preferred Stock, and such Directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. Notwithstanding anything contained in this Restated Certificate of Incorporation of the Corporation to the contrary, it shall be a qualification of at least eighty-one percent (81%) of the Directors that such persons individually not be (a) beneficial owners (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of fifteen percent (15%) or more of the Common Stock (a “15% Stockholder”), (b) affiliates or associates (as such terms are defined in Rule l2b-2 of the Exchange Act) of any 15% Stockholder or (c) persons whose beneficial ownership of securities would be required to be aggregated on any Schedule l3D or Schedule 13G required to be filed by any 15% Stockholder pursuant to the Exchange Act (clauses (a), (b) and (c) collectively, the “15% Stockholder Parties”); provided, however, that no Security Holder (as such term is defined in the Exchange Agreement, by and among the Corporation, CoreComm Limited and the parties set forth under the heading “Security Holders” on the signature pages thereto (the “Exchange Agreement”)), or its designee shall be prohibited pursuant to this sentence from serving as a Director as permitted by Section 5(g) of the Exchange Agreement; provided further, however, that any such Security Holder or designee thereof shall be deemed, solely for the purposes of this Article V, to be a 15% Stockholder while such person is serving as a Director as permitted by Section 5(g) of the Exchange Agreement.

ARTICLE VI
REMOVAL OF DIRECTORS
     Any or all of the Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of two-thirds (66-2/3%) of the outstanding shares of the Corporation then entitled to vote generally in the election of Directors, considered for purposes of this Article VI as one class. Notwithstanding the previous sentence, whenever the holders of any class or series of Preferred Stock are entitled to elect one (1) or more Directors by this Restated Certificate of Incorporation of the Corporation or the resolution or resolutions providing for the issue of any class or series of Preferred Stock, this Article VI shall apply, in respect to the removal with cause of a Director or Directors so elected, to the vote of the holders of the outstanding shares of that class or series of Preferred Stock and not to the vote of the outstanding shares as a whole.
ARTICLE VII
PROHIBITION ON ACTIONS BY WRITTEN CONSENT
OF STOCKHOLDERS
     Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-laws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL. Notwithstanding the previous sentence, if the resolution or resolutions providing for the issue of any class or series of Preferred Stock permit action to be taken by written consent in accordance with the GCL, such class or series of the Preferred Stock shall be permitted to take action by written consent.
ARTICLE VIII
SPECIAL MEETINGS OF STOCKHOLDERS
     Except as otherwise expressly set forth in this Restated Certificate of Incorporation of the Corporation or in the resolution or resolutions providing for the issue of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE IX
CERTAIN TRANSACTIONS
     A. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation, and except as otherwise expressly provided in Section B of this Article IX, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder Party (as hereinafter defined) or any person who thereafter would be an Affiliate, Associate or Schedule 13D Related Party of such Interested Stockholder shall require the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder Party. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange, inter-dealer quotation system or otherwise.
     B. The provisions of Section A of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or any other provision of this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation, if all of the conditions specified in either of the following paragraphs 1 or 2 are met:
          1. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined):
          2. All of the following conditions shall have been met:
(a) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:
     (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposed

Business Combination (the “Announcement Date”), or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock; and
     (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”) whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.
(b) The aggregate amount of the cash and the fair Market Value as of than date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:
     (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock In connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;
     (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted far any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and
     (iii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.
The provisions of this paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the

Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.
(c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.
(d) After the Determination Date and prior to the consummation of such Business Combination: (i)except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend, subdivision or reclassification of the Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock, except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder, and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock.
(e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act (or any subsequent provisions replacing the Exchange Act) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, an opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (of unfairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder Parties, such investment banking firm to be paid a reasonable fee for its services by the Corporation.
(f) Such Interested Stockholder shall not have made any major change in the Corporation’s business or equity capital structure prior to the consummation of the Business Combination, without the approval of a majority of the Continuing Directors.
C. The following definitions shall apply with respect to this Article IX:
          “Affiliate” or “Associate” shall, have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, as in effect on the date this Restated Certificate of Incorporation of the Corporation is approved by the Board of Directors (the term “registrant” in said Rule 12b-2 meaning in this case the Corporation).
          A person shall be a “beneficial owner” of any Voting Stock: (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder as defined in this Section C the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through applications of this paragraph, but shall not include any other shares of Capital Stock that may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
          “Business Combination” shall mean: (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested

Stockholder or (ii) any other person (whether or not itself an Interested Stockholder), which is or after such merger or consolidation would be an Affiliate, Associate or Schedule 13D Related Party of an Interested Stockholder; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder Party involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder Party (except for (x) any arrangement, whether as an employee, consultant or otherwise, other than as a Director, pursuant to which any Interested Stockholder Party shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply, (y) the reorganization of the Corporation pursuant to the restructuring plan of the Corporation adopted in December 2001 and (z) any sale, mortgage, pledge, transfer or other disposition of, or security arrangement with respect to, shares of Common Stock by an Interested Stockholder), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent (5%) of the stockholder’s equity (in the case of transactions in capital stock) of the entity in question (the “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination, involving the assets, securities and/or commitments constituting any Substantial Part; or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation which is voted for or consented to by any Interested Stockholder Party; or (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) that has the effect directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder Party; or (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (d).
          “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Restated Certificate of Incorporation of the Corporation.

          “Continuing Director” means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate, Associate, Schedule 13D Related Party or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate, Associate, Schedule 13D Related Party or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.
          “Fair Market Value” means: (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System, in the pink sheets of the National Quotation Bureau or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.
          “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity) who: (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate (or Schedule 13D Related Party of either of the foregoing) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.
          “Interested Stockholder Party” shall mean any Interested Stockholder together with its Affiliates, Associates and Schedule 13D Related Parties.

          “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.
          “Schedule 13D Related Party” with respect to a specified Interested Stockholder, shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, any unincorporated organization, any other entity or a “group” of such persons (as such term is defined in Rule 13d-5(b) of the Exchange Act) whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed by any such Interested Stockholder pursuant to the Exchange Act.
          “Subsidiary” means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in this Section C, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.
          “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.
          In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs 2(a) and 2(b) of Section B of this Article IX shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares
     D. A majority of the Continuing Directors shall have the power and duty to determine for the purpose of this Article IX, on the basis of information known to them after reasonable inquiry, all questions arising under this Article IX, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate, Associate, Schedule 13D Related Party or representative of another, (d) whether a Proposed Action (as hereinafter defined) is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate, Associate or Schedule 13D Related Party of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more and (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding on all parties for all purposes of this Article IX.
     E. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.
     F. The fact that, any Business Combination complies with the provisions of Section B of this Article IX shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Business Combination.
     G. For the purposes of this Article IX, a Business Combination or any proposal to amend, repeal or adopt any provision of this Restated Certificate of Incorporation of the Corporation inconsistent with this Article IX (collectively, “Proposed Action”) is presumed to have been proposed by, or on behalf of, an Interested Stockholder Party or a person who thereafter would become such (1) after the Interested Stockholder became such, the Proposed Action is proposed fallowing the election of any Director of the Corporation who with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (2) such Interested Stockholder Party or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder Patty or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder Party or person, based on information known to them after reasonable inquiry:
     H. Notwithstanding any other provisions of this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation), any proposal to amend, repeal or adopt any provision of this Restated Certificate of Incorporation of the Corporation inconsistent with this Article IX which is proposed by or on behalf of an Interested Stockholder Party shall require the affirmative vole of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder or an Affiliate or Associate of an Interested Stockholder Party; provided, however, that this Section H shall not apply to, and such sixty-six and two-thirds percent (66-2/3%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such Directors are persons who would be eligible at such time to serve as Continuing Directors within the meaning of such term as set forth in Section C of this Article IX.
ARTICLE X
LIMITATION ON LIABILITY
     No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such elimination from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended, Any repeal or amendment of this Article X shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.
ARTICLE XI
ACTIONS WITH RESPECT TO BY-LAWS
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding capital stock of the Corporation entitled to vote thereon.
ARTICLE XII
MEETINGS OF STOCKHOLDERS
     Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE XIII
MODIFICATION OF CERTAIN PROVISIONS OF
THIS RESTATED CERTIFICATE OF INCORPORATION
     Notwithstanding anything contained in this Restated Certificate of Incorporation of the Corporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX, X, XI and this Article XIII of this Restated Certificate of Incorporation of the Corporation; provided that solely with respect to the last sentence of Article V of this Restated Certificate of Incorporation of the Corporation with respect to the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the Voting Stock, the calculation of such percentage shall exclude the affirmative vote of any 15% Stockholder Party, but the shares of Voting Stock held by a 15% Stockholder Party may count towards satisfying quorum requirements.
ARTICLE XIV
FURTHER ACTIONS WITH RESPECT TO
THIS RESTATED CERTIFICATE OF INCORPORATION
     The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Restated Certificate of Incorporation of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation

     IN WITNESS WHEREOF, CoreComm Holdco, Inc. has caused this Restated Certificate of Incorporation to be signed by Richard J. Lubasch, its Senior Vice President, this 13th day of December 2001.

By:	/s/ Richard J. Lubasch
	Name:	Richard J. Lubasch
	Title:	Senior Vice President